Exhibit 99.1

FOR IMMEDIATE RELEASE

Agency Contact:	Company Contact:
Neil Berkman Associates	Chris Chavez, President & CEO
(310) 277-5162	(972) 309-8000
info@BerkmanAssociates.com	www.ANS-medical.com

Advanced Neuromodulation Systems
Reports Record First Quarter Results

Net Income Increases 51% on 46% Increase in Neuro Sales

     DALLAS, TEXAS, April 22, 2004 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) today announced record revenue and net income for the first quarter, as sales of ANS’ neuromodulation products for the treatment of chronic pain extended a strong upward trend.

First Quarter Results

     For the three months ended March 31, 2004, revenue increased 35% to a record $26,633,000 from $19,671,000 for the first quarter of 2003. Sales of neuro products increased 46% to a record $24,228,000 from $16,627,000 a year earlier. Gross margin improved to 74% from 65% last year, and operating margin increased to 22% from 19%, despite higher sales and marketing expense incurred to support anticipated future growth. Net income for this year’s first quarter increased 51% to $3,969,000, or $0.19 per diluted share. This compares to net income of $2,620,000, or $0.13 per diluted share, for the first quarter of 2003.

     At March 31, 2004, cash and equivalents and marketable securities totaled approximately $93 million. ANS has no debt.

Operations Review

     “The rapid increase in neuro sales is a testament to the hard work and dedication of the entire ANS team, and the strong relationships we have forged with a growing list of interventional pain physicians who trust ANS’ products and people to help them care for chronic pain patients in need of advanced solutions,” said Chief Executive Officer Chris Chavez. He said that ANS’ Genesis® and GenesisXPTM implantable spinal cord stimulation (SCS) systems and its Renew® radio frequency (RF) SCS system continued to perform well in the first quarter.

     “The pain and other neuromodulation markets we serve will soon reach $1 billion, offering us exciting opportunities for sustained growth,” Chavez said. “We are positioning ANS to take full advantage of these opportunities by adding resources and making other investments in infrastructure. We also made good progress in the first quarter in our new product development and regulatory approval programs, and we recently announced that we will file with the FDA for approval of our first generation rechargeable IPG in the current quarter.

     “During the past two quarters we accelerated our investments in people and in our operating platform. We have added a total of 74 people to our team during this period, including 41 sales reps, regional sales managers and clinical specialists in sales and marketing. While this significant increase in our human resources affected profitability in the first quarter, we expect to leverage the investment over the next few quarters as our new team members ramp up productivity this year. In addition, we recently concluded the acquisition of the sales and marketing assets of another distributor, Medtel Pty Limited in Australia. These sales and marketing, product development and platform investments position us to achieve our aggressive growth plans for the remainder of the year and into the future.”

Advanced Neuromodulation Systems Reports Record First Quarter Results
April 22, 2004
Page Two

Announces Closing of microHelix Transaction

ANS also announced that it has completed the acquisition previously announced on March 8, 2004 of the assets of the Cable and Wire Division from microHelix, Inc. for approximately $2 million in cash and assumed liabilities. The acquisition closed on April 21, 2004. microHelix previously supplied coated fine wire, antennas, and certain other products to ANS and its wholly-owned subsidiary, Hi-Tronics Designs, Inc. “This acquisition assures a continued supply of important wire and cable components. More importantly, it provides ANS with additional engineering resources and intellectual property for the design, development and manufacturing of new products, notably leads, extensions, trial cables and related products,” Chavez said.

Files Lawsuit

     ANS also announced that it has filed a lawsuit in U.S. District Court for the Eastern District of Texas, Sherman Division, against Advanced Bionics Corporation for patent infringement and misappropriation of ANS trade secrets. Ken Hawari, General Counsel of ANS, said that ANS’ special litigation counsel has advised the company not to comment on the specifics of the lawsuit, but stated that the complaint is on file and is of public record. “ANS will actively defend the intellectual property portfolio that we have spent considerable time, effort and financial resources to build,” Hawari said.

Management Reiterates Guidance for 2004

     As previously announced, ANS’ management currently expects revenue for 2004 in the range of $116 to $121 million, and net income in the range of $0.87 to $0.91 per diluted share.

Conference Call

     ANS has scheduled a conference call today at 11:00 a.m. EDT. The simultaneous webcast is available at
www.ANS-medical.com/investors/index.html. A replay will be available at this same Internet address, or at (800) 633-8284, reservation #21193368, after 1:00 p.m. EDT.

About Advanced Neuromodulation Systems

     Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies and Fortune magazine recently recognized ANS as one of Fortune’s Top 100 Fastest-Growing Small Companies in the United States. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

     Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: continued market acceptance of the Genesis® IPG and GenesisXPTM IPG; competition from Medtronic, Inc. and future competitors; continued market acceptance of our Renew® system following the launches of the Genesis IPG and GenesisXP IPG; patient or physician selection of less invasive or less expensive alternatives; adverse changes in coverage or reimbursement amounts by Medicare, Medicaid, private insurers, managed care organizations or workers’ comp programs; intellectual property protection and potential infringement issues; obtaining necessary government approvals for our rechargeable IPGs and other new products or applications and maintaining compliance with FDA product and manufacturing requirements; product liability; reliance on single suppliers for certain components; completion of research and development projects in an efficient and timely manner; the satisfactory completion of clinical trials and/or market tests prior to the introduction of new products; successful integration of acquired businesses, products and technologies; the cost, uncertainty and other risks inherent in patent and intellectual property litigation; international trade risks; and other risks detailed from time to time in the Company’s SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Advanced Neuromodulation Systems, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Net revenue	$26,632,863	$19,670,591
Cost of revenue	6,965,532	6,881,691

Gross profit	19,667,331	12,788,900

Operating expenses:
Research and development	2,314,950	1,692,431
Sales and marketing	8,564,046	5,159,908
Amortization of other intangibles	574,874	354,934
General and administrative	2,316,740	1,765,918

	13,770,610	8,973,191

Income from operations	5,896,721	3,815,709

Other income (expense):
Foreign currency transaction loss	(29,347)	—
Interest and other income	251,329	281,655

	221,982	281,655

Income before income taxes	6,118,703	4,097,364
Income taxes	2,150,112	1,477,550

Net income	$3,968,591	$2,619,814

Basic income per share:
Net income	$.20	$.14

Number of basic shares	19,928,946	18,618,911

Diluted income per share:
Net income	$.19	$.13

Number of diluted shares	21,187,163	19,992,147

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2004	2003
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and marketable securities	$93,001,356	$94,802,122
Receivable, trade net	18,706,313	17,892,416
Receivable, interest and other	293,010	259,687
Inventories	22,988,816	22,113,159
Deferred income taxes	2,160,650	1,423,228
Income tax receivable	1,303,359	1,324,001
Prepaid expenses and other current assets	1,369,892	1,007,244

Total current assets	139,823,396	138,821,857
Net property, plant and equipment	25,515,440	21,150,010
Minority equity investments in preferred stock	1,104,000	1,104,000
Goodwill, patents, trademarks, purchased technology & other assets, net	34,486,984	33,730,420

Total assets	$200,929,820	$194,806,287

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,710,924	$5,717,222
Accrued salary and employee benefit costs	1,456,927	4,045,361
Deferred revenue	346,645	503,093
Accrued commissions	1,305,312	1,424,471
Warranty reserve	252,989	294,290
Other accrued expenses	361,540	400,159

Total current liabilities	7,434,337	12,384,596
Deferred income taxes	3,761,828	3,389,255
Non-current deferred revenue	862,162	907,513
Total stockholders’ equity	188,871,493	178,124,923

Total liabilities and stockholders’ equity	$200,929,820	$194,806,287